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                     November 20, 2020

       David-Alexandre Gros
       Chief Executive Officer
       Novus Therapeutics, Inc.
       19900 MacArthur Blvd., Suite 550
       Irvine, CA 92612

                                                        Re: Novus Therapeutics,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 23,
2020
                                                            File No. 001-36620

       Dear Dr. Gros:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Ryan A. Murr